EXHIBIT 23

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Rowe Companies

McLean, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2.94943, 33-90486, 33-77766, 33-77768, 333-82571, 333-108542, 333-108554 and 333-108555) of The Rowe Companies of our report dated January 14, 2005, except for Note 5 which is as of February 24, 2005 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 14, 2005 relating to the financial statement schedule which appears in this Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

High Point, North Carolina

February 24, 2005